Exhibit 3.1

FORM NO. 7a	Registration No. 50386

CERTIFICATE OF DEPOSIT OF

MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Multi Packaging Solutions International Limited

was delivered to the Registrar of Companies on the 8th day of October 2015 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

Given under my hand and Seal of the REGISTRAR OF COMPANIES this 13th day of October 2015 /s/ Jeremie M. Hayward Jeremie M. Hayward for Registrar of Companies

Capital prior to increase:	US$	10,000.00
Amount of increase:	US$	999,990.000.00
Present Capital:	US$	1,000,000,000.00